Exhibit 99.1

Barnes & Noble Education Reports Second Quarter Fiscal Year 2020 Financial Results

Digital Transformation Building Momentum with Solid Subscriber Growth for bartleby® Suite of Services

Board of Directors Approves Engagement of Financial Advisor to Assist in Review of Strategic Opportunities to Accelerate Execution of Customer-Focused Initiatives and Enhance Shareholder Value
December 4, 2019, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the second quarter of fiscal year 2020, which ended on October 26, 2019.
Financial highlights for the second quarter 2020:

•
Consolidated second quarter sales of $772.2 million decreased 5.2%, as compared to the prior year period; year to date consolidated sales of $1,091.9 million decreased 5.2%, as compared to the prior year period.

•
Consolidated second quarter GAAP net income of $35.9 million, compared to net income of $59.7 million in the prior year period; year to date GAAP net income of $3.8 million, compared to $21.1 million in the prior year period.

•
Consolidated second quarter non-GAAP Adjusted Earnings of $37.8 million, compared to $60.2 million in the prior year period; year to date non-GAAP Adjusted Earnings of $7.8 million, compared to $21.6 million in the prior year period.

•
Consolidated second quarter non-GAAP Adjusted EBITDA of $74.5 million, compared to $95.5 million in the prior year period; year to date non-GAAP Adjusted EBITDA of $49.4 million, compared to $63.1 million in the prior year period.

Operational highlights for the second quarter 2020:

•	Gained 100,000 subscribers for the bartleby® suite of services year to date, including the month of November.

•	Continued to enhance bartleby learn™, growing the number of step-by-step solutions available in the content library to more than two million.

•
Announced new agreement with VitalSource®, part of Ingram Content Group. Under the agreement, VitalSource’s technology will power the BNC FirstDay™ inclusive access platform, bringing together VitalSource’s advanced technology and the unparalleled campus and publisher relationships of Barnes & Noble College (BNC).

•	Continued growth of FirstDay inclusive access program, with revenue increasing by 93% year over year.

•	Drove new business wins as a result of the Company’s unified and expanded sales team and dynamic, new go-to-market strategy.

•
Continued improvements in the general merchandise business, including successfully expanding the Company’s online product assortment through drop ship capabilities. The Company also made continued progress on its next generation e-commerce platform, which is expected to launch in fiscal year 2021.

•
Completed additional implementations of BNC Adoption & Insights Portal, an innovative platform that allows faculty and academic leadership to research, submit and monitor course material selections, further driving affordability and student success.

Strategic Review
BNED also announced today that its Board recently approved the engagement of a financial advisor to assist in a review of strategic opportunities to accelerate the execution of customer-focused strategic initiatives and enhance value for BNED shareholders, including, but not limited to, continued execution of the Company’s current business plan, new partnerships, joint ventures and other potential opportunities.

“Our teams continued to execute on our strategic priorities in the first half of fiscal 2020. We succeeded in scaling our bartleby suite of services, enhancing and scaling our FirstDay platform, strengthening our general merchandise business and further growing our physical and virtual store footprint. Despite the rapidly changing nature of the industry and the current downward pressure on our operating results, we have been able to maintain a strong financial position by being diligent in our allocation of capital and cost management,” said Michael P. Huseby, Chief Executive Officer and Chairman, BNED. “Over the last two years, we have made significant strides in our ongoing efforts to position BNED for the future by rapidly transforming to digital products, services and delivery. Consistent with our commitment to enhance value for shareholders, and in response to a number of unsolicited inquiries, the BNED Board of Directors has approved the engagement of a financial advisor to assist with the evaluation of a range of potential strategic opportunities. This review will help position BNED to be able to deliver more immediate benefits for the institutions and students we serve, and allow for the exploration of all strategic paths to enhance shareholder value.”

Second Quarter 2020 and Year to Date Results
Results for the 13 and 26 weeks of fiscal 2020 and fiscal 2019 are as follows:

$ in millions	13 and 26 Weeks Selected Data (unaudited)
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Q2 2020	Q2 2019	2020	2019
Total Sales	$772.2	$814.8	$1,091.9	$1,152.3
Net Income	$35.9	$59.7	$3.8	$21.1

Non-GAAP(1)
Adjusted EBITDA	$74.5	$95.5	$49.4	$63.1
Adjusted Earnings	$37.8	$60.2	$7.8	$21.6
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (DSS). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results

Retail sales in the second quarter decreased by $42.1 million, or 5.4%, as compared to the prior year period. Comparable store sales in the Retail segment decreased 5.9% for the quarter representing approximately $45.5 million in revenue. General merchandise sales decreased 0.1% for the quarter, primarily due to increased promotions.

Retail non-GAAP Adjusted EBITDA for the quarter decreased by $15.6 million to $62.6 million, as compared to $78.2 million in the prior year period. The decrease is primarily due to lower textbook sales, a shift to lower margin digital products and lower margin rates due to higher markdowns, partially offset by lower selling and administrative expenses.

Wholesale Segment Results

Wholesale total sales of $40.2 million for the quarter decreased by $0.6 million, or 1.5%, as compared to $40.8 million in the prior year period. The decrease is primarily due to a decrease in supply and a decrease in customer demand, including the Company’s Retail segment.

Wholesale non-GAAP Adjusted EBITDA for the quarter was $7.9 million, as compared to $8.9 million in the prior year period. This decrease was primarily driven by lower sales and lower gross margins, partially offset by lower selling and administrative expenses.

DSS Segment Results

DSS sales of $5.2 million for the quarter increased by $0.3 million, or 5.7%, as compared to $4.9 million in the prior year period. The increase is primarily due to an increase in sales of bartleby subscriptions.

DSS non-GAAP Adjusted EBITDA was $0.3 million for the quarter, as compared to $1.4 million in the prior year period. The decrease is primarily due to higher content amortization costs and investments in the development, marketing and selling of bartleby.

Other

Expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $5.7 million for the quarter as compared to $6.0 million in the prior period.

Intercompany gross margin eliminations of $9.3 million reflected in Adjusted EBITDA, compared to $13.0 million in the prior year period, are lower due to a decrease in inter-segment sales from Wholesale to Retail.

Outlook
For fiscal year 2020, the Company expects consolidated Adjusted EBITDA to be between $80 million to $85 million. Capital expenditures are expected to be in a range of $40 million to $50 million. The Company expects free cash flow to be between $25 million to $35 million, as compared to $39.7 million in fiscal year 2019. The Company defines free cash flow as Adjusted EBITDA less capital expenditures, cash interest and cash taxes.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Wednesday, December 4, 2019 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2020 third quarter results on or about March 3, 2020.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:

•
The Retail Segment operates 1,436 college, university, and K-12 school bookstores, comprised of 772 physical bookstores and 664 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.

•
The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,500 physical bookstores (including our Retail Segment's 772 physical bookstores) and sources and distributes new and used textbooks to our 664 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.

•
The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, tutoring and test prep services.

Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018
Sales:
Product sales and other	$718,543	$756,173	$1,020,770	$1,074,018
Rental income	53,685	58,593	71,115	78,232
Total sales	772,228	814,766	1,091,885	1,152,250
Cost of sales: (a)
Product and other cost of sales	553,070	568,971	791,401	827,723
Rental cost of sales	32,208	35,035	41,877	47,157
Total cost of sales	585,278	604,006	833,278	874,880
Gross profit	186,950	210,760	258,607	277,370
Selling and administrative expenses	113,404	115,323	211,095	214,467
Depreciation and amortization expense	15,546	16,421	31,425	32,959
Impairment loss (non-cash) (a)	—	—	433	—
Restructuring and other charges (a)	1,569	—	3,035	—
Transaction costs (a)	—	537	—	537
Operating income	56,431	78,479	12,619	29,407
Interest expense, net	1,446	1,836	3,978	5,358
Income before income taxes	54,985	76,643	8,641	24,049
Income tax expense	19,054	16,946	4,865	2,974
Net income	$35,931	$59,697	$3,776	$21,075

Income per common share:
Basic	$0.75	$1.26	$0.08	$0.45
Diluted	$0.74	$1.25	$0.08	$0.44
Weighted average common shares outstanding:
Basic	47,853	47,184	47,717	47,050
Diluted	48,758	47,824	48,412	47,689

(a) For additional information, see Note (a) - (d) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		26 weeks ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018
Percentage of sales:
Sales:
Product sales and other	93.0%	92.8%	93.5%	93.2%
Rental income	7.0%	7.2%	6.5%	6.8%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	77.0%	75.2%	77.5%	77.1%
Rental cost of sales (a)	60.0%	59.8%	58.9%	60.3%
Total cost of sales	75.8%	74.1%	76.3%	75.9%
Gross profit	24.2%	25.9%	23.7%	24.1%
Selling and administrative expenses	14.7%	14.2%	19.3%	18.6%
Depreciation and amortization expense	2.0%	2.0%	2.9%	2.9%
Impairment loss (non-cash)	—%	—%	—%	—%
Restructuring and other charges	0.2%	—%	0.3%	—%
Transaction costs	—%	—%	—%	—%
Operating income	7.3%	9.6%	1.2%	2.6%
Interest expense, net	0.2%	0.2%	0.4%	0.5%
Income before income taxes	7.1%	9.4%	0.8%	2.1%
Income tax expense	2.5%	2.1%	0.4%	0.3%
Net income	4.6%	7.3%	0.4%	1.8%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	October 26, 2019	October 27, 2018
ASSETS
Current assets:
Cash and cash equivalents	$24,594	$20,048
Receivables, net	162,538	138,048
Merchandise inventories, net	475,422	505,943
Textbook rental inventories	68,167	70,599
Prepaid expenses and other current assets	18,494	16,554
Total current assets	749,215	751,192
Property and equipment, net	105,156	112,029
Operating lease right-of-use assets (a)	289,722	—
Intangible assets, net	184,188	213,886
Goodwill	4,700	53,982
Deferred tax assets, net	8,039	—
Other noncurrent assets	39,235	41,632
Total assets	$1,380,255	$1,172,721
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$387,704	$443,319
Accrued liabilities	197,220	170,037
Current operating lease liabilities (a)	107,721	—
Total current liabilities	692,645	613,356
Long-term deferred taxes, net	—	7,906
Long-term operating lease liabilities (a)	179,613	—
Other long-term liabilities	50,677	59,419
Total liabilities	922,935	680,681
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 52,139 and 51,026 shares, respectively; outstanding, 48,298 and 47,561 shares, respectively	521	511
Additional paid-in-capital	730,501	722,286
Accumulated deficit	(240,801)	(199,128)
Treasury stock, at cost	(32,901)	(31,629)
Total stockholders' equity	457,320	492,040
Total liabilities and stockholders' equity	$1,380,255	$1,172,721

(a) We adopted ASC 842 Leases accounting guidance effective April 28, 2019 which requires that we recognize a right-of-use asset and lease liability for leases with a term greater than twelve months.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 26 weeks period are as follows:

Dollars in millions	13 weeks ended		26 weeks ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018
Retail Sales
New stores (a)	$39.3	$22.5	$46.7	$30.3
Closed stores (a)	(24.5)	(39.6)	(32.9)	(48.6)
Comparable stores (b)	(45.5)	(46.8)	(52.3)	(53.0)
Textbook rental deferral	1.5	3.8	2.3	3.6
Service revenue (c)	(2.0)	(0.8)	(2.5)	(0.9)
Other (d)	(10.9)	0.2	(15.9)	(2.3)
Retail Sales subtotal:	$(42.1)	$(60.7)	$(54.6)	$(70.9)
Wholesale Sales:	$(0.6)	$(6.7)	$(18.3)	$(9.2)
DSS Sales	$0.3	$0.4	$—	$6.1
Eliminations (e)	$(0.1)	$(5.1)	$12.5	$(16.3)
Total sales variance	$(42.5)	$(72.1)	$(60.4)	$(90.3)

(a)	The following is a store count summary for physical stores and virtual stores:

	13 weeks ended				26 weeks ended
	October 26, 2019		October 27, 2018		October 26, 2019		October 27, 2018
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	777	714	753	684	772	676	768	676
Stores opened	2	9	21	9	40	55	34	26
Stores closed	7	59	1	16	40	67	29	25
Number of stores at end of period	772	664	773	677	772	664	773	677

(b)	For Comparable Store Sales details, see below.

(c)	Service revenue includes brand partnerships, shipping and handling, digital content, software, services, and revenue from other programs.

(d)	Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, agency sales and other deferred items.

(e)	Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Comparable Sales - Retail Segment

Comparable store sales variances by category for the 13 and 26 week periods are as follows:

Dollars in millions	13 weeks ended				26 weeks ended
	October 26, 2019		October 27, 2018		October 26, 2019		October 27, 2018
Textbooks (Course Materials)	$(43.9)	(7.7)%	$(49.4)	(8.0)%	$(55.4)	(8.0)%	$(55.2)	(7.4)%
General Merchandise	(0.2)	(0.1)%	3.2	1.8%	5.7	1.9%	4.4	1.5%
Trade Books	(1.4)	(12.1)%	(0.6)	(4.7)%	(2.6)	(11.9)%	(2.2)	(8.8)%
Total Comparable Store Sales	$(45.5)	(5.9)%	$(46.8)	(5.8)%	$(52.3)	(5.1)%	$(53.0)	(5.0)%

Comparable store sales includes sales from physical stores that have been open for an entire fiscal year period and virtual store sales for the period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		26 weeks ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018
Net income	$35,931	$59,697	$3,776	$21,075
Reconciling items, after-tax (below)	1,903	513	3,983	546
Adjusted Earnings (Non-GAAP)	$37,834	$60,210	$7,759	$21,621

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$—	$—	$433	$—
Content amortization (non-cash) (b)	998	104	1,909	148
Restructuring and other charges (c)	1,569	—	3,035	—
Transaction costs (d)	—	537	—	537
Reconciling items, pre-tax	2,567	641	5,377	685
Less: Pro forma income tax impact (e)	664	128	1,394	139
Reconciling items, after-tax	$1,903	$513	$3,983	$546

Adjusted EBITDA	13 weeks ended		26 weeks ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018
Net income	$35,931	$59,697	$3,776	$21,075
Add:
Depreciation and amortization expense	15,546	16,421	31,425	32,959
Interest expense, net	1,446	1,836	3,978	5,358
Income tax expense	19,054	16,946	4,865	2,974
Impairment loss (non-cash) (a)	—	—	433	—
Content amortization (non-cash) (b)	998	104	1,909	148
Restructuring and other charges (c)	1,569	—	3,035	—
Transaction costs (d)	—	537	—	537
Adjusted EBITDA (Non-GAAP)	$74,544	$95,541	$49,421	$63,051

(a) During the 26 weeks ended October 26, 2019, we recognized an impairment loss (non-cash) of $433 in the Retail Segment related to net capitalized development costs for a project which are not recoverable.

(b) Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.

(c) During the 26 weeks ended October 26, 2019, we recognized restructuring and other charges totaling $3,035, comprised primarily of severance and other employee termination and benefit costs associated with several management changes and the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, and shareholder activist activities.

(d) Transaction costs are costs incurred for business development and acquisitions.

(e) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Free Cash Flow (non-GAAP)	13 weeks ended		26 weeks ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018
Adjusted EBITDA (non-GAAP)	$74,544	$95,541	$49,421	$63,051
Less:
Capital expenditures (a)	10,946	14,912	19,255	23,152
Cash interest paid	2,419	2,271	4,029	5,185
Cash taxes (refund) paid	721	1,272	(5,877)	2,649
Free Cash Flow (non-GAAP)	$60,458	$77,086	$32,014	$32,065

(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended		26 weeks ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018
Physical store capital expenditures	$4,599	$8,314	$8,117	$12,523
Product and system development	4,102	3,190	7,444	5,210
Content development costs	1,548	2,501	2,233	4,225
Other	697	907	1,461	1,194
Total Capital Expenditures	$10,946	$14,912	$19,255	$23,152

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended		26 weeks ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018
Sales
Retail	$741,769	$783,906	$1,016,425	$1,070,991
Wholesale	40,210	40,830	112,519	130,774
DSS	5,215	4,934	10,589	10,611
Eliminations	(14,966)	(14,904)	(47,648)	(60,126)
Total	$772,228	$814,766	$1,091,885	$1,152,250

Gross profit
Retail (b)	$161,150	$178,805	$223,473	$235,370
Wholesale	12,535	14,275	27,453	33,820
DSS (b)	4,929	4,789	10,070	10,343
Eliminations	9,334	12,995	(480)	(2,015)
Total	$187,948	$210,864	$260,516	$277,518

Selling and administrative expenses
Retail	$98,578	$100,595	$182,393	$185,830
Wholesale	4,593	5,364	9,352	11,003
DSS	4,615	3,387	8,728	6,166
Corporate Services	5,668	6,016	10,675	11,509
Eliminations	(50)	(39)	(53)	(41)
Total	$113,404	$115,323	$211,095	$214,467

Adjusted EBITDA (Non-GAAP) (c)
Retail	$62,572	$78,210	$41,080	$49,540
Wholesale	7,942	8,911	18,101	22,817
DSS	314	1,402	1,342	4,177
Corporate Services	(5,668)	(6,016)	(10,675)	(11,509)
Eliminations	9,384	13,034	(427)	(1,974)
Total	$74,544	$95,541	$49,421	$63,051

(a) See Explanatory Note in this Press Release for Segment descriptions.

(b) For the 13 and 26 weeks ended October 26, 2019, the Retail Segment gross margin excludes $210 and $394, respectively, of amortization expense (non-cash) related to content development costs. For the 13 and 26 weeks ended October 26, 2019, the DSS Segment gross margin excludes $788 and $1,515, respectively, of amortization expense (non-cash) related to content development costs.

For the 13 and 26 weeks ended October 27, 2018, the Retail Segment gross margin excludes $104 and $148, respectively, of amortization expense (non-cash) related to content development costs.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended		26 weeks ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018
Gross margin
Retail	21.7%	22.8%	22.0%	22.0%
Wholesale	31.2%	35.0%	24.4%	25.9%
DSS	94.5%	97.1%	95.1%	97.5%
Elimination	(62.4)%	(108.4)%	1.0%	3.4%
Total gross margin	24.3%	25.9%	23.9%	24.1%

Selling and administrative expenses
Retail	13.3%	12.8%	17.9%	17.4%
Wholesale	11.4%	13.1%	8.3%	8.4%
DSS	88.5%	68.6%	82.4%	58.1%
Corporate Services	N/A	N/A	N/A	N/A
Elimination	N/A	N/A	N/A	N/A
Total selling and administrative expenses	14.7%	14.2%	19.3%	18.6%

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items), Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income) and Free Cash Flow (defined by the Company as Adjusted EBITDA less capital expenditures, cash interest and cash taxes).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results. The Company believes that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of the Company’s operating profitability and liquidity as the Company manages to the business to maximize margin and cashflow.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 27, 2019 filed with the SEC on June 25, 2019, which includes consolidated financial statements for each of the three years for the period ended April 27, 2019 (Fiscal 2019, Fiscal 2018, and Fiscal 2017) and the Company's Quarterly Report on Form 10-Q for the period ended July 28, 2018 filed with the SEC on August 27, 2019.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas D. Donohue
Senior Vice President	Executive Vice President
Corporate Communications and Public Affairs	Chief Financial Officer
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ direct to student textbook consignment rental programs, as well as risks associated with merchandise sourced indirectly from outside the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 27, 2019. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.